Exhibit 99.1

BIO-TECHNE RELEASES FOURTH QUARTER FISCAL 2020 RESULTS

Minneapolis/August 4, 2020/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the fourth quarter ended June 30, 2020.

Fourth Quarter FY2020 Snapshot

●	Fourth quarter organic revenue decreased 8% (-8% reported) to $175.8 million. Full year organic growth of 4% (4% reported) to $738.7 million.

●

GAAP EPS was $1.48 vs. $0.42 one year ago. Delivered adjusted earnings per share (EPS) of $1.00 vs. $1.25 one year ago. Full year GAAP EPS was $5.82 vs $2.47 one year ago. Full year adjusted EPS was $4.55 vs $4.51 in the prior year.

●	Maintained strong operating cash flows with an increase in fiscal 2020 operating cash flow of 13% when compared to the prior year. Finished the fiscal year with total leverage below 1.0x EBITDA.

●

Partnered with Mount Sinai Health System’s commercial affiliate, Kantaro Biosciences LLC, to scale the manufacturing and distribution capabilities of quantitative COVID-19 serology testing. The co-branded quantitative test will aid in determining immunity levels of patients exposed to the virus.

●

Remained at the forefront of COVID-19 research and therapeutic development with the release of new SARS-CoV-2-related antibodies and viral proteins. Additionally, our multiplexing ELISA instrument, Ella, provided clinically relevant data regarding the immunologic response to the virus while our newly developed COVID-19 RNAscope™ probes allowed researchers to visualize and estimate the viral load in any infected tissue and cell.

The company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted dilutive EPS, adjusted net earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“I am extremely proud of the way the global Bio-Techne team responded to a challenging quarter. Thanks to the dedication, innovation, discipline and resolve of our team, our Q4 performance exceeded our initial revenue and earnings expectations,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “We finished fiscal 2020 with 4% organic growth, which is impressive given the disruption in research markets, particularly academia, we encountered during the back half of the fiscal year. Encouragingly, we are seeing these headwinds gradually subside and are positioned for a stronger fiscal 2021.”

Kummeth added, “We quickly pivoted our talented team of scientists to develop products enabling the development of diagnostics, therapeutics and vaccines to help eradicate COVID-19. This pivot has led to several innovative new products, but I am most excited about the potential of our biggest opportunity as we prepare to launch the world’s first commercial fully quantitative COVID-19 IgG serological assay.”

COVID-19 Business Update

COVID-19 negatively impacted fourth quarter and full year fiscal year 2020 sales growth due to the numerous customer site shutdowns in our academia and bio-pharma end-markets that occurred at the end of our third fiscal quarter and continued into our fourth quarter. Customer site shutdowns will continue to have a negative impact on sales while they remain in effect, but we did experience an increase in the number of customer sites that were open at the end of the fourth quarter. However, we are unable to forecast the impact of customer site closures given the uncertainty that some customer sites may reclose due to increases in COVID-19 cases occurring in their region and over the duration of the COVID-19 pandemic. We are anticipating a positive long-term outlook for sales growth resulting from expected future funding increases within life-science research in response to the current pandemic.

The Company has responded to the pandemic by leveraging our deep product portfolio and scientific expertise to develop a robust COVID-19 product and service offerings providing critical support for both clinical care and therapeutic development. The Company’s ongoing efforts to utilize our portfolio of products and services to enable solutions for this evolving pandemic may partially offset the impact of our customer site closures.

Adjusted EPS was negatively impacted by COVID-19 primarily due to the sales impacts described above. We anticipate the short- and long-term impacts of COVID-19 on adjusted EPS to be similar to that of sales growth.

The Company remains in a strong financial position with sufficient available cash as well as access to additional funding if necessary, through our long-term debt agreement. We did not experience any material changes to our June 30, 2020 Balance Sheet resulting from COVID-19 for items such as additional reserves or asset impairments resulting from the pandemic.

The Company remains fully operational as we abide by local COVID-19 safety regulations across the world. To achieve this, the Company has certain employees working remotely and has adopted significant protective measures for our employees on site, including staggered shifts, social distancing and hygiene best practices recommended by the Centers for Disease Control (CDC). In addition, the Company has taken additional steps to monitor and strengthen our supply chain to maintain an uninterrupted supply of our critical products and services.

Fourth Quarter Fiscal 2020

Revenue

Net sales for the fourth quarter decreased 8% to $175.8 million. Organic revenue decreased 8%, with currency translation and acquisitions having an immaterial impact on revenue.

GAAP Earnings Results

GAAP EPS was $1.48 per diluted share, versus $0.42 in the same quarter last year.  GAAP EPS was favorably impacted by a gain of approximately $26 million on our ChemoCentryx investment and a gain of approximately $7 million on the settlement of the escrow balance associated with the Exosome acquisition. GAAP operating income for the fourth quarter of fiscal 2020 decreased 9% to $39.3 million, compared with $43.3 million in the fourth quarter of fiscal 2019. GAAP operating margin was 22.4%, compared to 22.6% in the fourth quarter of fiscal 2019. GAAP operating margin compared to prior year was negatively impacted by a reduction in volume leverage due to lower sales amounts from the COVID-19 pandemic, which was partially offset by the gain on settlement of the escrow balance associated with the Exosome acquisition.

Non-GAAP Earnings Results

Adjusted EPS was $1.00 per diluted share, versus $1.25 in the same quarter last year. Adjusted operating margin for the fourth quarter of fiscal 2020 decreased to 31.1%, compared with 35.1% in the fourth quarter of fiscal 2019. Adjusted operating margin compared to prior year was negatively impacted by a reduction in volume leverage and unfavorable product mix due to lower sales amounts from the COVID-19 pandemic.

Full Year Fiscal 2020

Revenue

Net sales for the full year fiscal 2020 increased 4% to $738.7 million. Organic growth was 4%, with currency translation and acquisitions having an immaterial impact on revenue.

GAAP Earnings Results

GAAP EPS increased to $5.82 per diluted share, versus $2.47 last fiscal year.  GAAP EPS was favorably impacted by a gain of approximately $137 million on our ChemoCentryx investment and a gain of approximately $7 million on the settlement of the escrow balance associated with the Exosome acquisition. GAAP operating income for full year fiscal 2020 increased 7% to $157.4 million, compared with $146.7 million in the full year fiscal 2019. GAAP operating margin was 21.3%, compared to 20.5% in the full year fiscal 2019. GAAP operating margin compared to prior year was favorably impacted by a gain on settlement of the escrow balance associated with our Exosome acquisition and volume leverage, which were partially offset by business impacts associated with the COVID-19 pandemic.

Non-GAAP Earnings Results

Adjusted EPS was $4.55 per diluted share, versus $4.51 in full fiscal year 2019. Adjusted operating margin for full fiscal year 2020 decreased to 33.3%, compared with 34.1% in full year fiscal 2019. Adjusted operating margin compared to prior year was lower due to business impacts associated with the COVID-19 pandemic.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology community. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s fourth quarter fiscal 2020 net sales were $127.3 million, a decrease of 11% from $143.4 million for the fourth quarter of fiscal 2019. Organic growth for the segment decreased 11%, with currency translation and acquisitions having an immaterial impact on revenue growth. Protein Sciences segment’s operating margin was 38.9% in the fourth quarter of fiscal 2020 compared to 45.4% in the fourth quarter of fiscal 2019. Segment operating margin compared to the prior year was negatively impacted by a reduction in volume leverage and unfavorable product mix due to lower sales amounts associated with the COVID-19 pandemic.

Protein Sciences segment's full year fiscal 2020 net sales were $555.4 million, an increase of 2% from $543.2 million for fiscal 2019. Organic growth for the segment was 3% for the fiscal year, with currency translation having an unfavorable impact of 1% and acquisitions having an immaterial impact on revenue. Protein Sciences segment’s operating margin was 42.3% in fiscal 2020 compared to 44.4% in fiscal 2019. Segment operating margin compared to the prior year was lower due to business impacts associated with the COVID-19 pandemic.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, diagnostics immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s fourth quarter fiscal 2020 net sales were $48.7 million compared to $48.5 million recorded in the fourth quarter of fiscal 2019. Organic growth for the segment was 1% while currency translation had an unfavorable impact of 1%. The Diagnostics and Genomics segment operating margin was 12.4% in the fourth quarter of fiscal 2020 compared to 10.3% in the fourth quarter of fiscal 2019. Segment operating margin compared to the prior year was favorably impacted by product mix.

The Diagnostics segment’s full year fiscal 2020 net sales were $184.5 million, an increase of 8% from $171.7 million for fiscal 2019. Organic growth for the segment was 8%, with currency translation and acquisitions having an immaterial impact on revenue. The Diagnostics segment’s operating margin was 8.1% in fiscal 2020 compared to 5.9% in fiscal 2019. Fiscal 2020 operating margin was favorably impacted by volume leverage and product mix.

Conference Call

Bio-Techne will host an earnings conference call today, Tuesday, August 4, 2020, at 8:00 a.m. CST. To listen, please dial 1-877-407-9208 or 1-201-493-6784 for international callers, and reference conference ID 13706822. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call. To access the replay, U.S. callers should dial 1-844-512-2921 or international callers should dial 1-412-317-6671, and enter the replay access code 13706822.

The replay will be available from 11:00 a.m. CDT on Tuesday, August 4, 2020, until 11:00 p.m. CDT on Friday, September 4, 2020.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Organic growth

● Adjusted diluted earnings per share

● Adjusted net earnings

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months as well as the impact of foreign currency. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs and gains. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded. Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $739 million in net sales in fiscal 2020 and has over 2,300 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development David.Clair@bio-techne.com 612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/20	06/30/19	06/30/20	06/30/19
Net sales	$175,834	$191,664	$738,691	$714,006
Cost of sales	62,520	63,405	255,497	240,515
Gross margin	113,314	128,259	483,194	473,491
Operating expenses:
Selling, general and administrative	57,224	68,737	260,583	264,359
Research and development	16,779	16,259	65,192	62,413
Total operating expenses	74,003	84,996	325,775	326,772
Operating income	39,311	43,263	157,419	146,719
Other income (expense)	22,216	(20,478)	119,058	(34,704)
Earnings before income taxes	61,527	22,785	276,477	112,015
Income taxes (benefit)	2,680	6,326	47,181	15,943
Net earnings	$58,847	$16,459	$229,296	$96,072
Earnings per share:
Basic	$1.54	$0.43	$6.00	$2.54
Diluted	$1.48	$0.42	$5.82	$2.47
Weighted average common shares outstanding:
Basic	38,304	37,881	38,201	37,781
Diluted	39,700	39,135	39,401	38,892

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	06/30/20	06/30/19
ASSETS
Cash and equivalents	$146,625	$100,886
Short-term available-for-sale investments	124,268	65,147
Accounts receivable, net	122,534	137,466
Inventory	103,152	91,050
Other current assets	24,341	18,058
Total current assets	520,920	412,607

Property and equipment, net	176,829	154,039
Right of use asset	71,465	-
Goodwill and intangible assets, net	1,244,853	1,312,096
Other assets	13,522	5,668
Total assets	$2,027,589	$1,884,410

LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade accounts payable and accrued expense	$63,270	$71,237
Short-term contingent consideration payable	5,938	3,400
Contract liabilities	13,049	9,084
Income taxes payable	2,376	5,764
Short-term lease liability	9,535	-
Current portion of long-term debt obligations	12,500	12,500
Total current liabilities	106,668	101,985

Deferred income taxes	101,090	89,754
Long-term debt obligations, net	344,243	492,660
Long-term contingent consideration payable	199	9,200
Long-term lease liability	67,248	-
Other long-term liabilities	26,949	25,222
Shareholders’ equity	1,381,192	1,165,589
Total liabilities and shareholders’ equity	$2,027,589	$1,884,410

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/20	06/30/19	06/30/20	06/30/19
Gross margin percentage – GAAP	64.4%	66.9%	65.4%	66.3%
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	0.5%	-	0.5%
Amortization of intangibles	4.9%	4.5%	4.7%	4.7%
Stock compensation expense - COGS	0.2%	-	0.2%	-
Gross margin percentage - Adjusted	69.5%	71.9%	70.3%	71.5%

BIO-TECHNE CORPORATION

RECONCILIATION OF OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/20	06/30/19	06/30/20	06/30/19
Operating margin percentage – GAAP	22.4%	22.6%	21.3%	20.5%
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	0.5%	-	0.5%
Amortization of intangibles	8.8%	7.8%	8.2%	8.2%
Acquisition related expenses	0.2%	(0.4%)	0.1%	0.3%
Gain on escrow settlement	(4.1%)	-	(1.0%)	-
Restructuring costs	-	-	0.0%	-
Stock-based compensation	3.8%	4.6%	4.6%	4.6%
Operating margin percentage - Adjusted	31.1%	35.1%	33.3%	34.1%

BIO-TECHNE CORPORATION

RECONCILIATION OF NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/20	06/30/19	06/30/20	06/30/19
Net earnings – GAAP	$58,847	$16,459	$229,296	$96,072
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	934	-	3,739
Amortization of intangibles	15,398	14,872	60,865	58,550
Acquisition related expenses	403	(607)	793	2,656
Gain on escrow settlement	(7,170)	-	(7,170)	-
Restructuring costs	-	-	87	-
Stock-based compensation	6,756	8,906	34,262	33,057
Realized and unrealized loss (gain) on investments	(26,258)	15,277	(136,716)	12,370
Tax impact of above adjustments	3,201	(5,640)	17,324	(18,323)
Tax impact of discrete items	(11,339)	(1,226)	(19,423)	(12,665)
Net earnings – Adjusted	$39,838	$48,975	$179,318	$175,456

Earnings per share - diluted – Adjusted	$1.00	$1.25	$4.55	$4.51

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/20	06/30/19	06/30/20	06/30/19
Protein Sciences segment revenue	$127,331	$143,372	$555,352	$543,159
Diagnostics and Genomics segment revenue	48,740	48,530	184,549	171,674
Intersegment revenue	(237)	(238)	(1,210)	(827)
Consolidated revenue	$175,834	$191,664	$738,691	$714,006

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/20	06/30/19	06/30/20	06/30/19
Protein Sciences segment operating income	$49,473	$65,097	$234,929	$240,919
Diagnostics and Genomics segment operating income	6,028	5,018	14,965	10,079
Segment operating income	55,501	70,115	249,894	250,998
Corporate general, selling, and administrative	(897)	(2,831)	(4,015)	(6,651)
Adjusted Operating Income	54,604	67,284	245,879	244,347
Costs recognized upon sale of acquired inventory	-	(934)	-	(3,739)
Amortization of intangibles	(15,398)	(14,872)	(60,865)	(58,550)
Acquisition related expenses	(309)	691	(416)	(2,282)
Gain on escrow settlement	7,169	-	7,169	-
Restructuring costs	-	-	(87)	-
Stock-based compensation	(6,756)	(8,906)	(34,262)	(33,057)
Operating income	$39,311	$43,263	$157,419	$146,719